SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

AGREEMENT, (hereinafter "Agreement") dated as of November 6, 2009 among **DUNHAM MONTHLY DISTRIBUTION FUND** ("Customer"), **GOLDMAN, SACHS & CO.**, a New York limited partnership ("Broker"), **WESTCHESTER CAPITAL MANAGEMENT, INC.** ("Manager") and **CITIBANK, N.A., NEW YORK OFFICES** as Custodian hereunder ("Custodian").

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation ("OCC"); and

WHEREAS, Customer has opened a margin account (the "Margin Account") with Broker in which Customer may effect short sales and transactions in exchange-listed options ("Options Transactions"), and for those purposes has executed an agreement with Broker (the "Margin Agreement") and has entered into or may hereafter enter into one or more of Broker's master agreements for exchange-listed options (such agreements, collectively, the "Options Agreement"); and

WHEREAS, Customer has appointed Manager as an investment advisor and manager over certain of its assets with authority to effect Short Sales and Options Transactions and to act on Customer's behalf in connection with the pledge of assets to Broker to secure performance of Customer's obligations with respect to Short Sales and Options Transactions effected for Customer's account with Broker; and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the "Margin Rules") and Broker's internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian is prepared to assist Customer, Manager and Broker in complying with the Margin Rules by acting as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1) As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

"Adequate Performance Assurance" shall mean such Collateral placed in the Special Custody Account as is adequate under the Margin Rules and Broker's internal policies in effect from time to time.

"Advice from Broker" means a notice sent by an authorized representative of Broker delivered to Customer, Manager or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile- sending device; or (iii) in the case of a call for additional Collateral, a

notice that an exercise notice filed with OCC has been assigned to Customer, a notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option or has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option or has failed to pay an Exercise Settlement Amount, or a notice referred to in paragraph 7 hereof, by telephone to a person designated by Customer, Manager or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of Customer, Manager or Custodian.

"Business Day" means a day on which Custodian and Broker are open for business.

"Collateral" means U.S. cash, U.S. Government securities, securities underlying a Call Option (as defined below) or other U.S. margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

"Exercise Settlement Amount" means: (i) in the case of a Call Option on a market index, the amount by which the 'aggregate exercise price' of the Call Option contract is less than the 'aggregate current index value' of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the 'aggregate exercise price' of the Put Option contract is greater than the 'aggregate current index value' of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

"Insolvency" means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the "Bankruptcy Law") of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

"Instructions from Customer" means an instruction as provided in the Custodian Agreement between Custodian and Customer.

"Option" shall mean the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy ("Call Option") or sell ("Put Option") a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

"Same Day" shall mean no later than 2:00 p.m. on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification

has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

"Short Sales" shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2) (a) Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as in effect from time to time in The State of New York ("Article 8") to the extent the same may be applicable, or in applicable federal law or regulations, shall, upon Instruction from Customer, open a separate account on its books entitled "Special Custody Account of Dunham Monthly Distribution Fund, for the benefit of Goldman, Sachs & Co., as Pledgee of Dunham Monthly Distribution Fund" (the "Special Custody Account") and shall hold therein for Broker as pledgee upon the terms of this Agreement all Collateral and all monies or other property paid or distributed with respect thereto. The Custodian hereby agrees that any property, other than cash Collateral, held in the Special Custody Account shall be treated as a "financial asset" for purposes of Article 8 of the UCC to the extent the same may be applicable. Custodian shall elect to hold cash Collateral either as (i) a "financial asset" under Article 8 of the UCC in its capacity as a securities intermediary, or (ii) as a deposit in its capacity as a "bank" as such term is used in Section 9-102(a)(18) of the UCC. Manager agrees to instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account. Custodian shall have no responsibility for determining if any property is eligible to be Collateral under any agreement between Customer and Broker.

(b) Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(c) Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account by Custodian as agent of Broker, that Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker in writing (which may include facsimile) or other entitlement order (as defined in Article 8) in writing (which may include facsimile) and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d) Customer hereby grants a continuing security interest to Broker: (i) in the Collateral and any proceeds thereof; (ii) all other property in the Margin Account and the Special Custody Account; and (iii) in its accounts (including the Margin Account) with Broker and the Special Custody Account, to secure Customer's obligations to Broker hereunder and under the Margin Agreement and the Options Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3) Custodian will confirm in writing (which may be by electronic means, including email) to Broker, Manager and Customer, within one Business Day, all receipts, releases, transfers or substitutions of Collateral and will supply Broker, Manager and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special

Custody Account during the preceding month. Custodian will also advise Broker, Manager or Customer upon request, at any time, of the kind and amount of Collateral pledged to Broker.

(4) Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker in writing (which may include facsimile). Broker agrees, upon request of Manager, to provide such an Advice from Broker with respect to Collateral selected by Manager: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) after receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer's accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto. It is understood that Broker will be responsible for determining whether the Collateral constitutes Adequate Performance Assurance; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5) Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated by this Agreement.

(6) Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof. Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral. Custodian shall use its best efforts to notify Broker, Manager and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(7) The occurrence of any of the following constitutes a Customer Default hereunder:

(a) failure by Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance and its obligation, upon receiving notice from Broker that it can no longer protect Customer's Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(b) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer's intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less

applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker; or

(c) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer's intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian's receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make payment or cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; or

(d) Customer's Insolvency.

Broker will immediately notify Customer and Manager in an Advice from Broker of such Customer Default. No sooner than 2:00 p.m. on the next Business Day after transmittal by Broker of such Advice from Broker, if the Customer Default continues at the end of such period, Broker may thereupon take any action permitted pursuant to the Margin Agreement or Options Agreement, including without limitation the conversion of any convertible securities or exercise of Customer's rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer's obligations to Broker (in which event such Collateral shall be delivered to Broker as directed in an Advice from Broker). Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for such Collateral. Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian for the benefit of Customer. Broker shall notify Customer and Manager of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

(8) Broker hereby covenants, for the benefit of Customer only, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 7 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 7. The foregoing covenant and the provisions of paragraph 7 shall in no way constitute a limitation on Broker's right at any time to instruct Custodian pursuant to an Advice from Broker or other entitlement order and Custodian's obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer.

(9) It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Manager. Customer is not

relying upon Broker to make recommendations with respect thereto. Customer is required hereunder to deliver to Broker a copy of those resolutions or other governing documents of Customer which authorize it to engage in Options Transactions.

(10) Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker in writing (which may include facsimile) regarding release of Collateral. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Broker which it reasonably believes to be genuine and authorized. As between Customer and Custodian, the terms of the Custodian Agreement shall apply with respect to the Special Custody and the Collateral (except to the extent conflicting with any of the provisions of this Agreement, in which case, the terms of this Agreement shall govern) , including any losses or liabilities of such parties arising out of matters covered by this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian's records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of such party or its agents. Neither Broker nor Custodian shall be liable for indirect special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(11) All charges for Custodian's services under this Agreement shall be paid by Customer.

(12) Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's own gross negligence, recklessness, willful misconduct or bad faith.

(13) No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer, Manager and Custodian.

(14) Written communications hereunder, other than an Advice from Broker, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

if to Custodian, to: Citibank, N.A.

100 Sumer St., Suite 1500
Boston, MA 02110
Attention: Glen Fougere
Fax No.: 617-824-1524
Phone No.:
Email: glen.a.fougere@citi.com

and

GTS-Client Delivery
3800 Citibank Center
Tampa, FL 33610-9122
Attention: Irvin Jorge
Fax: 813-604-1274 Domestic Instructions
Fax: 813-604-1275 Global Instructions
Email: Irving.jorge@citi.com

(b) if to Customer, to:

Dunham Monthly Distribution Fund
450 Wireless Boulevard
Hauppauge, NY 11788
Attention: Tamara Wendoll and Ryan Dykmans
Fax No.: (858) 964-0505
Phone No.: (858) 964-0500
Email: ryan.dykmans@dunham.com

(c) If to Broker, to:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Client Services Dept.
Fax No.: 212-902-4852
Phone No.: 212-902-7899

Copies of Custodian's confirmations, statements and advices issued pursuant to Paragraph 3 should be sent to:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention:
Fax No.:
Phone No.:

(d) if to Manager, to:

Westchester Capital Management, Inc.
100 Summit Lake Drive
Valhalla, NY 10595
Attention: Roy Behren/Jane Perl
Fax No.: 914-741-2950
Phone No.: 914-741-5600

(15) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement, the Options Agreement and any applicable Margin Rules.

(16) Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(17)

(a) Arbitration is final and binding on Customer and Broker.

(b) Customer and Broker are waiving their right to seek remedies in court, including the right to a jury trial.

(c) Pre-arbitration discovery is generally more limited than and different from court proceedings.

(d) The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

Any controversy between Broker (and any of Broker's affiliates also involved in such controversy) or any of its or their partners, officers, managing directors, directors or employees on the one hand, and Customer or Customer's agents on the other hand, arising out of or relating to this Agreement, the transactions contemplated hereby or the accounts established hereunder, shall be settled by arbitration. The arbitration will be conducted, at Customer's election, in accordance with the rules then in effect of any one of The New York Stock Exchange, or of any other securities exchange of which Broker is a member, or the Financial Industry Regulatory Authority ("FINRA"), or if Broker and Customer agree, the American Arbitration Association. If Customer does not make such election by registered mail addressed to Broker, in accordance with paragraph 14 herein, within ten (10) business days after receipt of notification from Broker requesting such election, then Customer authorizes Broker to make such election on behalf of Customer. The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(18) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(19) All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20) **This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York.** This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

This Agreement contains a pre-dispute arbitration clause in paragraph 17.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER: **DUNHAM MONTHLY DISTRIBUTION FUND**

By: [signature]
Title: Treasurer

GOLDMAN, SACHS & CO.:

By: [signature]
Title: Managing Director

CUSTODIAN: **CITIBANK, N.A., NEW YORK OFFICES**

By: ______________________
Title: ______________________

MANAGER: **WESTCHESTER CAPITAL MANAGEMENT, INC.**

By: ______________________
Title:

(18) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(19) All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20) **This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York.** This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

This Agreement contains a pre-dispute arbitration clause in paragraph 17.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER: **DUNHAM MONTHLY DISTRIBUTION FUND**

By: ____________________
Title:

GOLDMAN, SACHS & CO.:

By: ____________________
Title: ____________________

CUSTODIAN: **CITIBANK, N.A., NEW YORK OFFICES**

By: Christie L.
Title: Vice President

MANAGER: **WESTCHESTER CAPITAL MANAGEMENT, INC.**

By: ____________________
Title:

(18) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(19) All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20) **This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York**. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

This Agreement contains a pre-dispute arbitration clause in paragraph 17.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER: **DUNHAM MONTHLY DISTRIBUTION FUND**

By: ____________________
Title:

GOLDMAN, SACHS & CO.:

By: ____________________
Title: ____________________

CUSTODIAN: **CITIBANK, N.A., NEW YORK OFFICES**

By: ____________________
Title: ____________________

MANAGER: **WESTCHESTER CAPITAL MANAGEMENT, INC.**

By: ____________________
Title: Roy D. Behren, Chief Compliance Officer